Exhibit 10b(xx)

SUMMARY DESCRIPTION OF THE
COMPANY MANAGEMENT INCENTIVE PROGRAM

I. Introduction

The Company Management Incentive Program (MIP) is designed to focus on two key factors that drive improvements in shareholder value:  return on invested capital (ROIC) and sales growth.

II. Objectives

The MIP is designed to:

•	Encourage decision-making focused on producing a favorable rate of ROIC and on growing the business rapidly, thus leading to improvements in shareholder value.

•	Influence participants to make decisions consistent with shareholders’ interests.

•	Align management with Company objectives.

•	Attract and retain the talent required to achieve the Company’s objectives.

III. Eligibility

Positions that participate in this program are those that have significant impact on the Company. Eligibility for participation in this program is based on the determination of management. Criteria for inclusion are market practice, impact of the role on overall Company results, and internal practice. Participation in this program is subject to the Terms and Conditions.

IV. Performance Measures

Shareholder value will improve most dramatically if the Company can achieve two goals simultaneously:

1. Produce a constantly improving rate of ROIC, and

2. Grow the business rapidly.

The MIP will be based on ROIC and sales growth. The payout earned is the sum of the ROIC and sales growth results. This can be represented algebraically as follows:

Total Payout = ROIC Payout + Sales Growth Payout

ROIC is defined as operating earnings divided by net working assets:

ROIC	=	Operating Earnings Net Working Assets

The ROIC component will range from 0% to 60% of a participant’s total Target Incentive.

Sales growth is defined as year-over-year performance:

Sales growth	=	Total Company Sales, Current Year Total Company Sales, Prior Year	-1

The sales growth component will range from 0% to 150% of a participant’s total Target Incentive.

The overall incentive amount earned is capped at 200% of a participant's total Target Incentive.

Management would be allowed to recommend discretionary adjustments to the ROIC and sales growth portions of the payout, to correct for any windfalls or shortfalls beyond the control of participants.

V. Target Award Opportunity

Target awards for each position are based on competitive market practice and internal considerations and are stated as a percentage of the employee’s base salary.

VI. Determination Of Payment Amounts

The following process is used to determine the payment amount for each participant.

Step 1: Determine the performance results for ROIC and the resultant performance to goal. Compute the appropriate percentage of Target Incentive earned.

Step 2: Determine the performance results for sales growth and the resultant performance to goal. Compute the appropriate percentage of Target Incentive earned.  Add these results to the results from Step 1 to determine the Total % Payout.

Step 3: Calculate each participant’s incentive amount earned as follows:

Incentive Amount Earned = Total % Payout x (Annualized Base Salary (as of 12/31)  x  Target Incentive %)

Those employees who are eligible to participate for only part of the year will have their incentive amount adjusted accordingly, based on the eligibility provisions of the Terms and Conditions.

Step 4: The Compensation Committee of Management and the Compensation Committee of the Board must approve final incentive amounts.

Step 5: Once approved, final incentive amounts are forwarded to the Employee Systems manager for payment.